Exhibit 10.5

Distribution Agreement

Playlogic International N.V.

-

U&I Entertainment LLC

Distribution Agreement

THIS AGREEMENT is dated March 16, 2009 by and between U&I ENTERTAINMENT, LLC, having his registered address at 251 1st Ave N#2, Minneapolis, MN 55401, USA and  Playlogic International NV, a Dutch company having its registered address at World Trade Centre, C-Tower 10th Floor, Strawinksylaan 1041, 1077 XX, Amsterdam, the Netherlands.

RECITALS:

A.	U & I is in the business of manufacturing, marketing and distributing software and related products.

B.           Playlogic is in the business of publishing software products.

C.	Playlogic desires to deliver to U & I the software products described in Addendum A for sale and distribution by U & I.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1.	Definitions.

"Customers" means any individual or entity to whom Units are or may be distributed by U & I.  Customers may include U & I, resellers and retailers.

"Distribution Fee" means an amount equal to the Net Proceeds multiplied by the applicable percentage set forth in Addendum A.

"End Users" means those persons who purchase for use one or more Units from Customers.

“Customer Specific Programs” means the costs associated with marketing and merchandising programs that are either required or mutually agreed to at Customer.

“Customer Event Fees” means the costs associated with attending or exhibiting at Customer specific events.

“Logistic Fees” means the costs associated with logistics. The estimated amount is approximately USD 1.25 (one dollar and twenty five cents) per unit.

“Future Authorized Deductions” means all price protection and returns that have been offered to retail customers but not yet deducted from receipts.

“Imminent Deductions Hold Back” means a hold back from Gross Receipts based on potential deductions from retail.

"Marketing Development Fund" or "MDF" means the costs associated with the marketing and merchandising of each Version at Customer locations.

“Net Proceeds” means Wholesale Proceeds received in any given calendar month minus Price Protection minus MDF minus Pre-Approved Returns minus Customer Specific Programs minus Customer Event Fees minus Placement Fees minus Future Authorized Deductions minus Imminent Deductions Hold Back minus the Distribution Fee.

“Placement Fees” means the costs associated with securing retail shelf placement at Customer.

“Price Protection” means price reductions granted to Customers after order and delivery of Units to the Customer to facilitate retail sale efforts.

"Pre-Approved Returns" means Units of any Version of the Title returned by a Customer that are pre-approved for return by Playlogic

"Term" means the period during which this Agreement shall be in effect, as set forth in Section 6 below.

"Territory" means reference Addendum A.

"Title" means each software product published by Playlogic and listed on Addendum A, together with all printed artwork, booklets, manuals, pamphlets or other materials, prepared by or on behalf of Playlogic, which refer to or relate to each respective Title.

"Unit" means one copy of one Version embodied on any storage device embodied on CD-ROM, DVD, cartridge, or any other tangible medium now known or later devised, fully packaged as a finished good and ready for shipment to Customers.

"Version" means the Title as designed to operate with software or other interactive media environment or platform now known or later devised.  Examples of Versions include software products developed for:  the IBM PC platform utilizing the Windows XP operating system; the Apple Macintosh platform; and console platform versions such as Sony Playstation2, PSP, Microsoft Xbox, and Nintendo Gamecube.

"Wholesale Proceeds" means wholesale proceeds actually received by U & I from the distribution of the Titles in any given calendar month.

2.	Grant of Rights.

a)	Rights Granted. With respect to each Title, Playlogic hereby grants to U & I throughout the Territory, during the Term:

(i)	exclusive right to sell and distribute Units in North America and Canada.

b)	the non-exclusive right:

(i)
to advertise, publicize and promote, in a manner reasonably acceptable to Playlogic, each Version by any means and in all media now known or later devised, subject to Playlogic’s prior written approval during the Term and within the Territory.

(ii)	to use, publish and permit others to use and publish Playlogic’s trademarks, logos and other proprietary markings in conjunction with the advertising and promotion of Units.

3.	Obligations of U & I.

3.1           Distribution and Warehousing.

a)	U & I shall use commercially reasonable efforts to distribute Units to Customers.

b)	U & I shall be responsible for distributing and shipping Units to Customers.

c)	U & I shall provide adequate and secure warehousing facilities for all Units in inventory.

d)	U & I shall be responsible for all billing, invoicing and related administrative procedures associated with order taking, distribution and shipping of the Units.

e)
U & I will promptly notify Playlogic in writing of any known infringement of Playlogic’s propriety rights which comes to U & I’s attention.  U & I agrees to cooperate, at Playlogic’s expense, in connection with Playlogic’s reasonable efforts to protect its proprietary rights in the Titles.

f )	For the fence of doubt it is clear between Parties that U & I will be responsible of the management and that Playlogic will be responsible for the costs involved with the logistic.

3.2           Trade Marketing.

a)	U & I shall use commercially reasonable efforts to trade market the Units to the Customers.

b)
U & I shall provide recommendations and assist Playlogic in developing strategies to be implemented by Playlogic to help stimulate the sale of the Units, provided that U & I shall not be obligated to incur any costs associated with retaining or employing third parties.

c)
U & I  will provide Playlogic with regular reports which shall include the following information, if available; a summary of the number of Units distributed to each Customer, sold through, and the number of Units returned since the last report issued.

d)	U & I shall advise Playlogic on matters relating to marketing, placement, promotion and sell through of Titles by each Customer.

e)	U & I shall obtain approval from Playlogic prior to authorizing trade marketing and MDF or Price Protection for a Customer.

3.3           Insurance

a)
U & I shall undertake to maintain and keep in force, in adequate amounts, an insurance on manufactured copies of the Titles described in Addendum A to be delivered to U & I by Playlogic and to be stored by U & I as stock, at a company accepted by Playlogic, that is common in the videogame business, including a fire insurance and a extended coverage insurance. In case of loss, the amount payable will be paid to Playlogic. Playlogic may request to see the original of all policies and/or certificates of insurance on the stock as described above during the duration of this agreement and until the last payment and/or performance of an obligation under this agreement including Logistic Fees.

4. Obligations of Playlogic.

4.1 Software.

a)	Playlogic shall provide U & I with finished goods of the Title or Titles in each Version.

4.2  Technical Support.

a)
Playlogic will provide technical support for each Version in the Territory to U & I, Customers and End Users.  Technical support will include, without limitation, warranty service and email support.  Playlogic will have personnel knowledgeable of the technical and the application aspects of each Version available to answer support questions during regular business hours.  During the Term of this Agreement, each party agrees to inform the other promptly of any known defects or operational errors affecting any Version.

4.3 Testing.

a)
Prior to the delivery of Titles to U & I , Playlogic agrees to test each Version to make certain that each Version, to the best of Playlogic’s knowledge, is bug-free and fully functional in the different configurations in which the Version is designated to run and for all peripherals with which each Version is designated to work.

4.4  Changes.

a)
Playlogic will give U & I notice at least thirty (30) days prior to any material modification to a Title or any Version, including, without limitation, Playlogic’s decisions to discontinue or materially enhance any Title or Version.  Playlogic shall promptly provide U & I with master disks embodying all updates and enhancements.

4.5  Marketing.

a)
Notwithstanding U & I ’s rights set forth in Section 2.1, throughout the Term, Playlogic will use its commercially reasonable efforts to advertise, market and promote the Titles throughout the Territory.

b)
Playlogic shall provide to U & I thirty (30) days prior to the street date of each Version and upon reasonable request thereafter, at no cost to U & I, copies of each of the following materials for purposes of facilitating the promotion of that Version by U & I: demonstration copies, specification sheets, sell sheets and any other available promotional material.

4.6 Insurance.

a)
During the Term of this Agreement, Playlogic will at all times maintain at its own cost comprehensive general liability insurance, Playlogic’s liability and errors and omissions insurance.  Each policy shall have coverage of at least one million dollars ($1,000,000) per occurrence/three million dollars ($3,000,000) in the aggregate.  Each policy shall be in a form reasonably acceptable to U & I and shall be issued by an insurance company with a rating of A or better as set forth in the most current

4.7 Best Insurance Guide.

a)	At the request of U & I, Playlogic shall add U & I as an additional insured to each policy and furnish certificates evidencing that insurance.

4.8           Distribution.

a)
Playlogic will be responsible for all fees associated with shipping Units including handling, storage and freight. The amounts will be deducted from payment as described under the definition of Net Proceeds.

5.	Compensation.

5.1.1	Net Proceeds. On the tenth day of each calendar month, U & I shall pay 100% of Net Proceeds minus the Distribution Fee for the prior calendar month to Playlogic. See Addendum B for sample statement.

5.2	Accounting.

5.2.1
Along with any Net Proceeds due, U & I shall submit a report to Playlogic showing Wholesale Proceeds, Price Protection, MDF, Returns, the Logistic Fees and any other costs permitted to be deducted under the terms of this Agreement.

5.2.2
Playlogic will have the right, exercisable not more than once every six (6) months, at Playlogic’s expense, to examine or have its agents examine, such books, records and accounts during U & I ’s normal business hours to verify the payments due by U & I to Playlogic hereunder. If the examination shows the amount paid was insufficient and the difference between the actual amount paid due more than 5% than U & I will be responsible for the costs of the examination.

5.2.3	On a quarterly basis, U & I and Playlogic will discuss the Imminent Deduction Hold Back amount from the previous quarter and will decide on a mutually agreeable reconciliation if appropriate.

6.	Term.

Subject to Section 7 below, the term of this Agreement shall commence as of the date hereof and shall continue for six (6) months, and shall automatically renew for additional renewal terms of six (6) months unless notice of termination is received by any party at least thirty (30) days prior to the expiration of the initial term or any renewal term.

7.	Termination.

7.1
Termination for Breach.  In the event of a material breach by either party, which breach is not cured within thirty (30) days after written notice by the non breaching party, the non breaching party may, upon written notice to the breaching party, terminate this Agreement in its entirety or only in respect to the Version to which the breach applies.

7.2	Upon termination, the non breaching party will have the right to pursue any remedies it may have at law or in equity.

7.3
Immediate Termination.  Either party may immediately terminate this agreement if (i) a receiver is appointed for the other party or its property; (ii) the other party becomes insolvent or is unable to pay its debts as they mature, or makes an assignment for the benefit of its creditors; (iii) the other party seeks relief or if proceedings are commenced against the other party or on its behalf under any bankruptcy, insolvency or debtor's relief law, and those proceedings have not been vacated or set aside within sixty (60) days from the date of their commencement; or (iv) if the other party is liquidated or dissolved

7.4 Vendor of Record Status Termination.  In the event that Playlogic secures vendor of record status at Customer(s), Playlogic may terminate the agreement in respect to the customer with which vendor of record status has been secured.

7.5. Early Termination by Playlogic. Without prejudice to any other rights, either party may terminate this Agreement in its entirety or with respect to 1 (one) or more specific Titles at Playlogic’s sole discretion, after a period of 9 months from the signing of this agreement, up until 6 (six) weeks before the respective North American release date of said Title(s) as described in Addendum A, with or without cause upon written notice (by certified mail) to U & I or such termination, which shall be deemed effective when received by U & I. Playlogic may remove a single title from the agreement, without cause, up until 8 (eight) weeks before the respective North American release date of said title.  No more than two titles may be removed from the agreement during the initial nine months following execution of the agreement.  Playlogic agrees that U&I is allowed 30 (thirty) days to match any offer that Playlogic receives from any party on any title that Playlogic requests to remove during the term of this agreement.

7.6  Return of stock. After termination of the Agreement for any reason, any Title that have been delivered to U & I by Playlogic that, at the moment of termination, have not been sold yet by Distributor, will be returned to Playlogic immediately thereafter.

7.7  Effect of Termination.  Upon termination of this agreement:

(a)  Upon termination, Playlogic and U & I will establish a mutually agreeable payment plan based on historic sell through patterns and any anticipated, imminent or potential exposure at retail.

(b)  U & I may return all unsold units of product to manufacturer and/or sell remaining inventory with Playlogic’s approval.

(c)  Paragraphs 1, 5, 7.3, 8, 9, 10, 11, 12.1, 12.2, 12.6, and 12.09 shall survive termination of this Agreement.

8.  Freedom to Compete.

Subject to the rights granted to U & I herein, each party agrees that nothing in this Agreement will be construed as restricting or prohibiting either party from lawfully competing with the other party in any other aspects of its business, including, without limitation, development of and/or distribution of other software products and services.  Without limiting the generality of the foregoing, each party acknowledges that the other party is in the business of creating and publishing software products for a variety of hardware platforms and related hardware products, that the other party maintains and continually seeks relationships with other parties, and that the other party maintains and continually seeks licensing or similar arrangements with other parties.  Each party agrees that nothing in this Agreement will be construed as restricting or prohibiting the other party from continuing its business in any lawful manner and without limitation the other party may at its sole discretion at any time during or after the term of this Agreement (a) create, publish, manufacture, market and distribute any other products, even if such products are competitive and similar to the Titles; and (b) enter into and maintain relationships with any other party, even if such parties are competitors, or licensors of the other party.

9.	Representations and Warranties.

9.1.2.1	Playlogic represents and warrants to U & I that:

9.1.2.1.1	It has the full right, power and authority to enter into this Agreement, to carry out its terms and to grant the rights, licenses and privileges granted under this Agreement;

9.1.2.1.2
Playlogic has all necessary rights, title and interest in and to the Titles and the Versions and all other materials furnished to U & I under this Agreement to grant U & I the rights granted hereunder;

9.1.2.2
The Titles and other materials furnished to U & I by and on behalf of Playlogic, under this Agreement do not infringe upon, or misappropriate, any copyright, trade secret or any other proprietary rights of any third party;

9.1.2.3	Each Version will perform substantially in accordance with Playlogic’s specifications and express warranties for each respective Version;

9.1.2.4
Playlogic has not and shall not assign, transfer, lease, convey or grant a security interest or otherwise similarly dispose of the Titles to a third party unless such third party agrees to be bound by the terms of this Agreement; and

9.1.2.5
Prior to delivery of master disks or finished goods to Distributor, Playlogic will obtain all necessary rights from any and all hardware manufacturers (e.g. Microsoft, Sony and Nintendo) to perform its obligations with respect to any Title or Version.

9.1.3	U & I represents and warrants to Playlogic that:

(i)	It has the full right, power and authority to enter into this Agreement, to carry out its terms and to grant the rights, licenses and privileges granted in this Agreement.

(ii)	It has all necessary rights, title and interest in and to the materials furnished by it and incorporated into the Units;

(iii)	Materials furnished by U & I under this Agreement do not infringe upon or misappropriate any copyright, trade secret or any other proprietary rights of any third party.

10.	Indemnification.

10.1
Playlogic Indemnity.  Playlogic agrees to indemnify, hold harmless and defend U & I, its subsidiaries, affiliates and their respective officers, directors and employees from and against all claims, losses, defense costs (including reasonable attorneys' fees), judgments and other expenses related to or arising out of:  (a) the breach of its representations, warranties and covenants hereunder; (b) any product liability with respect to any Title; (c) the alleged infringement or violation of any trademark, copyright, trade secret, patent or other proprietary right with respect to any Title; and (d) any unfair trade practice, trade libel or misrepresentation based on any promotional material, packaging, documentation or other materials provided by Playlogic with respect to any Title, provided that Playlogic shall have no indemnification obligations hereunder to the extent any such claims, losses or costs relate to or arise out of U & I 's gross negligence, willful misconduct or breach of this agreement.  Playlogic's obligation to indemnify is conditioned on (i) U & I notifying Playlogic of any such claim as to which indemnification will be sought promptly after U & I learns of such claim and (ii) providing Playlogic reasonable cooperation in the defense and settlement thereof.  Playlogic shall have the right to control the defense and settlement of any such claim at Playlogic's expense and to choose counsel for such purpose, provided that (other than with respect to claims for money damages for which U & I is indemnified hereunder) Playlogic may not settle any such claim without U & I's prior written consent, which consent shall not be unreasonably withheld or delayed.  U & I may retain counsel (at U & I 's sole option and expense) with respect to any such claim, and Playlogic shall ensure that its counsel reasonably cooperates with U & I 's counsel in the course of such defense.  If Playlogic does not fulfill its indemnification obligations in good faith, U &I will have the right to defend and settle any claim for which it was entitled to indemnification under this agreement and to receive reimbursement from Playlogic for all of its reasonable costs (including attorneys fees and costs) in defending and settling such claim.

10.2
U & I Indemnification.  U & I agrees to indemnify, hold harmless and defend Playlogic, its subsidiaries, affiliates and their respective officers, directors and employees from and against all claims, losses, defense costs (including reasonable attorneys' fees), judgments and other expenses arising out of:  (a) the breach of its representations, warranties and covenants hereunder and (b) any unfair trade practice, trade libel of misrepresentation based on any promotional material, packaging documentation or other materials provided by U & I with respect to any Title, provided that U & I shall have no indemnification obligations hereunder to the extent any such claims, losses or costs relate to or arise out of Playlogic's gross negligence, willful misconduct, breach of this agreement or any materials provided by Playlogic pursuant to this agreement.

U & I 's obligation to indemnify is conditioned on Playlogic notifying U & I of any such claim as to which indemnification will be sought promptly after Playlogic learns of such claim, and providing U & I reasonable cooperation in the defense and settlement thereof.  Provided that U & I is fulfilling its indemnification obligations hereunder in good faith, U & I shall have the right to control the defense and settlement of any such claim at U & I 's expense and to choose counsel for such purpose, provided that U & I may not settle any such claim without Playlogic’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Playlogic may retain counsel (as Playlogic’s sole option and expense) with respect to any such claim, and U & I shall ensure that its counsel reasonably cooperates with Playlogic’s counsel in the course of such defense.  If U & I does not fulfill its indemnification obligations in good faith, Playlogic will have the right to defend and settle any  claim for which it was entitled to indemnification and to receive reimbursement from U & I for all of its reasonable costs (including attorneys fees and costs) in defending and settling this claim.

10.3
LIMITATION OF LIABILITY.  BOTH PARTIES AGREE THAT TO THE EXTENT PERMISSIBLE BY APPLICABLE LAW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL DAMAGES OR LOST PROFITS, ARISING IN CONNECTION WITH THIS AGREEMENT, OR, ON ACCOUNT OF ITS TERMINATION, EVEN IF APPRAISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

11	Confidentiality.

11.1
Confidential Information.  During the Term of this agreement, Playlogic and U & I may be exposed to certain information that is confidential to the other party and is not generally known to the public, including without limitation (a) quantities, dollar volumes, and revenue of Units, (b) the terms of this agreement including Wholesale Proceeds, marketing funds and like information, and (c) business and marketing plans, future products, research and development.  Each party agrees respectively, that for a period of three (3) years after its initial receipt of the other party's confidential information it will not, and will cause its employees, agents, contractors, and like entities to not, use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information without the prior written consent of the other party, except to employees, agents, contractors and like entities solely as required to fulfill the purposes of this Agreement, provided any such third parties agree in writing to be bound by the confidentiality obligations under this agreement.  Playlogic and U & I agree that they will safeguard the confidential information which each party may receive from the other party for the period set forth above with the same degree of care used to protect its own information of a like nature but in no circumstances less than reasonable care.

11.2
Non-Confidential Information.  Section 11.1 above shall not be applicable to any information:  (a) which is in the public domain or which becomes part of the public domain through no fault on the part of the receiving party; (b) which is known to the receiving party prior to the disclosure thereof by the disclosing party, as established by documentary evidence; (c) which is lawfully received by the receiving party from a third party who provided, such information without breach of any separate confidentiality obligation owed to the disclosing party; (d) which is disclosed by the disclosing party to any third party without restriction on further disclosure; (e) which is independently developed by personnel having no access to the disclosing party's confidential information as established by documentary evidence, or (f) which is required to be disclosed pursuant to any governmental, judicial or administrative order, subpoena or discovery request (in which case, receiving party shall promptly notify disclosing party of such order and reasonably cooperate with the disclosing party in seeking to enjoin the disclosure of such information).

11.3
Notices.  Any notice required or permitted to be given or sent under this agreement will be deemed delivered if hand delivered or if mailed, postage prepaid, by registered, express or certified mail, return receipt requested, or by any nationally-recognized private express courier, to either party at the address listed below, or to such other address of which either party may so notify the other, as of the date such notice is received.

If to Playlogic:	Playlogic International N.V.
World Trade Centre
Strawinskylaan 1041
1077 XX Amsterdam
Attn: Mr. C.Prak
Phone: 0031620065747

With a copy to:	Mr. Frank Dijkstra
Dijkstra Voermans advocatuur
Winthonlaan 2
3526 KV Utrecht
Phone: 030-2850300

If to U & I :	U & I, Inc.
251 1st Avenue North
Minneapolis, MN 55401
Attn: Marty Hawk
Phone: (612) 333-5300
Fax: (612) 335-9604

With a copy to:	Gray Plant Mooty
80 South Eighth Street, Suite 500 Minneapolis, MN 55402
Attn: Barry Clegg
Phone: (612) 632-3220
Fax: (612) 632-4220

11.4
Governing Law/Forum. Parties agree that any and all disputes between the parties arising from or related to this Agreement up to an amount of USD 200.000 DOLLAR shall be subject to the laws of Minnesota, USA and parties submit to the jurisdiction of the Federal State courts located in Minnesota. Parties agree that any and all dispute between the parties arising from or related to this agreement above the amount of USD 200,000 DOLLAR shall be subject to the laws of the Netherlands and parties submit to the jurisdiction of the Federal State courts located in Amsterdam. Parties further agree that prior to either party submitting any concerns or disputes to the courts of any nature related to this agreement, that either has 60 days to resolve the issues as identified and described by the other.  Any such concerns are subject to the terms of Notification herein.

11.5
Force Majeure.  Neither party will be deemed in default of this agreement to the extent that performance of its obligations, or attempts to cure any breach is delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause not being under the control of such party ("Force Majeure"), provided that such party gives the other party prompt written notice thereof promptly and uses its good faith effort to continue to cure any breach.  In the event that either party's performance is delayed for more than thirty (30) days from the date such Force Majeure arose, the party whose performance is not affected may terminate this Agreement without further liability (but subject to either party's obligation to pay the other party any amounts which have or will become due) upon notice to the affected party if the Force Majeure is continuing.

11.6
Amendment.  No amendment or modification of this agreement will be made except by an instrument in writing signed by both parties.  The failure of either party to prosecute its right with respect to any single or continued breach of this agreement will not act as a waiver of the right of that party to later exercise any right or remedy with respect to that breach or any other breach of this agreement by the other party.

11.7
Relationship.  The relationship between U & I and Playlogic will be that of independent contractors.  Each party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or authority to create any obligation or responsibility on behalf of the other.

11.8	Severability. If any provision of this agreement is found invalid or unenforceable pursuant to judicial decree, such provision will be enforced to the maximum extent permissible and the remainder of this agreement will remain in full force and effect according to its terms.

11.9
Assignment.  Neither party may assign any of its rights hereunder without the prior written consent of the non-assigning party, which will not be unreasonably withheld, provided that either party may assign this agreement, without the other party's consent, (a) to a parent company, a subsidiary of a parent company or a subsidiary provided that such entity has similar capabilities to perform the obligations to those of the assigning party or (b) to a third party which acquires the assigning party, merges with the assigning party or acquires all or substantially all of the assigning party's assets.

11.10	Modification. Modification to this Agreement (and the Appendices hereof) can be made in writing, through an Addendum which has to be signed by both parties.

11.11
Goodwill. U & I covenants that all goodwill associated with the trademarks relating to the Titles, other than trademarks developed or owned by U & I hall inure directly and exclusively to the benefit of Playlogic, as the case may be.  U & I  or  Playlogic shall not at any time acquire or claim any right, title or interest in the other's trademarks or service marks other than those rights expressly granted.  All right, title or interest in either party's trademarks and service marks which come into existence as a result, or during the term of, the exercise by U & I  or Playlogic of any right granted to it hereunder shall immediately vest in the applicable party.

11.12
Entire Agreement.  This agreement and the Exhibits attached hereto state the entire agreement between the parties relating to the subject matter of this agreement and supersede any and all prior agreements and communications, written or oral.  This agreement may be executed by facsimile and in counterparts and shall constitute a valid, binding agreement.

IN WITNESS WHEREOF, the parties hereto have executed the agreement by their duly authorized representatives as set forth below.

U&I Entertainment, LLC.	PLAYLOGIC ENTERTAINMENT, INC.
By: /s/ Marty Hawk Name: Marty Hawk Title:CEO	By: /s/ W.M. Smit Name: W.M. Smit Title:CEO & President

ADDENDUM A

Distribution Fee:           6%

Accrual/Reserve for Price Protections:    15% of gross revenue (gross revenue = units sold times unit cost to retail). To be reconciled with actuals every 3 months. If actuals are less than accrual, U & I will credit Playlogic the balance. In the event price protections exceed 15(fifteen)%, U & I will deduct actuals as they occur. With the exception of FairyTale Fights X360, PS3 and PC – which will have a holdback amount of 10(ten)%.

Titles:

Building & Co	PC
Sudoku Ball	Wii, DS, PC,
Infernal	XBOX 360
Obscure	DS & PSP,
Worldshift	PC
They Came From Upstairs	WII,DS,PS2, PC,
Vertigo	PC, WII
Zooloreto	DS, PC
Pool Hall Pro	WII, PC
Young Archeologists	DS, PC
Age of Pirates 2	PC
Fairytale Fights	XBOX 360, PS3, PC

* Any additions, deletions or substitutions of Titles and/or Versions in this Addendum A shall be made only in accordance with Section